Press Release

Contacts:	For The New York Times Company Catherine J. Mathis, 212-556-1981; mathis@nytimes.com Paula Schwartz, 212-556-5224; paula.schwartz@nytimes.com

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY ANNOUNCES
REDEMPTION OF ITS 4.5% NOTES DUE 2010

NEW YORK, March 9, 2009 — The New York Times Company announced today that it has called for redemption of all $250 million outstanding aggregate principal amount of its 4.5% notes due 2010.  The notes will be redeemed, in accordance with their terms, at a redemption price equal to the present value of the principal and unpaid interest, plus accrued interest to the redemption date.  The Company will use the proceeds from its recently completed sale-leaseback for a portion of the space that the Company owns in its New York headquarters to fund the redemption payment.

This press release does not constitute a notice of redemption of the 4.5% notes due 2010.  The redemption is being made solely pursuant to a notice of redemption dated March 9, 2009, which will be delivered to the holders of the notes by The Bank of New York Mellon, the trustee under the indenture governing the notes.

The New York Times Company (NYSE: NYT), a leading media company with 2008 revenues of $2.9 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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